Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 8, 2013 with respect to the financial statements of Callidus Biopharma, Inc. as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 and the cumulative totals for the development stage of operations for the period from January 25, 2010 (date of inception) through December 31, 2012. We consent to the inclusion of the aforementioned report in this Current Report on Form 8-K/A and the incorporation by reference of said report in the Registration Statements of Amicus Therapeutics Inc. on Form S-3 (No. 333-192747).

/s/ Windham Brannon, P.C.

Atlanta, GA
February 4, 2014